Exhibit 99.1
Newfield Exploration Announces Pricing of $700 Million of 6 7/8%
Senior Subordinated Notes Due 2020
FOR IMMEDIATE RELEASE
     Houston — January 20, 2010 — Newfield Exploration Company (NYSE: NFX) today announced that it has priced $700 million of 6 7/8% Senior Subordinated Notes due 2020. The notes were issued at 99.109% of par to yield 7%. The Company intends to use the net proceeds from the offering to fund its pending tender offer and consent solicitation for its existing 7 5/8% Senior Notes due 2011, to fund its previously announced pending acquisition of certain of TXCO Resources Inc.’s assets in the Maverick Basin, to repay outstanding borrowings under its credit facility and for general corporate purposes, including its 2010 capital program. The offering was made under an effective shelf registration statement. Closing of the offering is expected to occur on January 25, 2010, subject to satisfaction of customary closing conditions.
     J.P. Morgan is the book-running manager for the offering. Goldman, Sachs & Co., Morgan Stanley, Tudor, Pickering, Holt & Co. and Wells Fargo Securities are co-managers.
     This announcement shall not constitute an offer to sell or a solicitation of an offer to buy the Senior Subordinated Notes due 2020. A copy of the prospectus supplement and related base prospectus may be obtained from the SEC’s website at www.sec.gov. Alternatively, the underwriters will provide copies upon request to:
J.P. Morgan Securities Inc.
270 Park Avenue, 8th Floor
New York, NY 10017
Attention: Syndicate Desk
prospectus@jpmchase.com
     Newfield Exploration Company is an independent crude oil and natural gas exploration and production company. The Company relies on a proven growth strategy of growing reserves through an active drilling program and select acquisitions. Newfield’s domestic areas of operation include the Mid-Continent, the Rocky Mountains, onshore Texas and the Gulf of Mexico. The Company has international operations in Malaysia and China.
     ** The statements set forth in this release contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the consummation of the offering, the tender offer and the asset acquisition and the use of proceeds. Although the Company believes that the expectations reflected in this information are reasonable, this information is based upon assumptions and actual results may vary significantly from those anticipated due to many factors.
For information, contact:
Investor Relations: Steve Campbell (281) 847-6081
Media Relations: Keith Schmidt (281) 674-2650
Email: info@newfield.com
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